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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*


                                   Unit Corp.
                                (Name of Issuer)

                          COMMON STOCK, $.10 PAR VALUE
                         (Title of Class of Securities)

                                    909218109
                                 (CUSIP Number)


                                December 31, 2002
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                      [x] Rule 13d-1(b)
                                      [ ] Rule 13d-1(c)
                                      [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 909218109                      13G                  Page 2 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates, LLC
   52-2169043

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            2,248,795 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          2,193,699 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       3,097,512 shares

                    8  SHARED DISPOSITIVE POWER

                       2,653,199 shares

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,750,711 shares (includes shares beneficially owned by FLA Asset Management, LLC, FLA Advisers L.L.C., Peconic Partners LLC, and Forstmann-Leff International, LLC)

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    CERTAIN SHARES

                                                 [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    13.3%

12  TYPE OF REPORTING PERSON

    IA, OO

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CUSIP NO. 909218109                    13G                    Page 3 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Asset Management, LLC
   52-2169045

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]

                                                            (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          1,733,799 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       2,170,699 shares

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,170,699 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.0%

12  TYPE OF REPORTING PERSON

    IA, OO

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CUSIP NO. 909218109                 13G                       Page 4 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]

                                                          (b) [ ]
3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          225,300 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       225,300 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    225,300 shares (includes shares beneficially owned by Peconic Partners LLC)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES
                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.5%

12  TYPE OF REPORTING PERSON

    IA, OO


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CUSIP NO. 909218109                13G                        Page 5 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Peconic Partners LLC
   13-4096659

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]

                                                         (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          4,300 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       4,300 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,300 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.0%

12  TYPE OF REPORTING PERSON

    IA, OO



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CUSIP NO. 909218109                 13G                       Page 6 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff International, LLC
   52-2169041

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) [ ]

                                                        (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          234,600 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       257,200 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    257,200 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES
                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.6%

12  TYPE OF REPORTING PERSON

    IA, OO

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                                                              Page 7 of 10 pages

Item 1(a)   NAME OF ISSUER:

            Unit Corp.

Item 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1000 Kensington Centre
            7130 South Lewis
            Tulsa, Oklahoma 74136

Item 2(a)   NAME OF PERSON FILING:

            See Item 1 of the cover pages attached hereto

Item 2(b)   Address of Principal Business Office, or if none, residence:

            590 Madison Avenue
            New York, New York  10022

Item 2(c)   CITIZENSHIP:

            See Item 4 of the cover pages attached hereto

Item 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, $.10 par value

            Item 2(e) CUSIP NUMBER:

            909218109

Item 3 Forstmann-Leff Associates, LLC, a Delaware limited liability company, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management, LLC, a Delaware limited liability company, is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates, LLC. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act. Peconic Partners LLC, a Delaware limited liability company, is a registered investment adviser under the Act and a subsidiary of FLA Advisers L.L.C. Forstmann-Leff International, LLC, a Delaware limited liability company, is a registered investment adviser under the Act. The members of Forstmann-Leff Associates, LLC's Investment Committee are the members of Forstmann-Leff International, LLC's Investment Committee and the managers of FLA Advisers L.L.C.


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                                                              Page 8 of 10 pages

Item 4            OWNERSHIP:

         (a) Amount beneficially owned: See Item 9 of the cover pages attached hereto

         (b)      Percent of Class:
                  See Item 11 of the cover pages attached hereto

         (c)      See Items 5 through 8  of the cover pages attached  hereto

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable

Item 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Various clients of the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Unit Corp. No one client's interest in the Common Stock of Unit Corp. is more than five percent of the total outstanding Common Stock.

Item 7            IDENTIFICATION   AND   CLASSIFICATION  OF  THE  SUBSIDIARY
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                                              Page 9 of 10 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2003

                                          FORSTMANN-LEFF ASSOCIATES, LLC


                                          By: /s/ Joseph Sullivan
                                          Chief Operating Officer


                                          FLA ASSET MANAGEMENT, LLC


                                          By:  Forstmann-Leff Associates, LLC,
                                          its Sole Member


                                          By: /s/ Joseph Sullivan
                                          Chief Operating Officer


                                          FLA ADVISERS L.L.C.


                                          By: /s/ Joseph Sullivan
                                          Chief Operating Officer


                                          PECONIC PARTNERS LLC


                                          By: /s/ Joseph Sullivan
                                          Chief Operating Officer


                                          FORSTMANN-LEFF INTERNATIONAL, LLC


                                          By: /s/ Joseph Sullivan
                                          Chief Operating Officer


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                                                             Page 10 of 10 pages

                                                                       Exhibit A

                                    AGREEMENT

         The undersigned, Forstmann-Leff Associates, LLC, FLA Asset Management, LLC, FLA Advisers L.L.C., Peconic Partners LLC and Forstmann-Leff International, LLC, agree that the statement to which this exhibit is appended is filed on behalf of each of them.


February 14, 2003

                                          FORSTMANN-LEFF ASSOCIATES, LLC


                                          By: /s/ Joseph Sullivan
                                          Chief Operating Officer


                                          FLA ASSET MANAGEMENT, LLC


                                          By: Forstmann-Leff Associates, LLC,
                                              its Sole Member


                                          By: /s/ Joseph Sullivan
                                          Chief Operating Officer


                                          FLA ADVISERS L.L.C.


                                          By: /s/ Joseph Sullivan
                                          Chief Operating Officer


                                          PECONIC PARTNERS LLC


                                          By: /s/ Joseph Sullivan
                                          PECONIC PARTNERS LLC


                                          FORSTMANN-LEFF INTERNATIONAL, LLC


                                          By: /s/ Joseph Sullivan
                                          Chief Operating Officer